Exhibit 10.16

INGERSOLL-RAND PLC

INCENTIVE STOCK PLAN OF 2007

Rules for the Grant of Options

to Participants in France

(as amended and restated effective July 1, 2009)

1.	Introduction.

Effective July 1, 2009, Ingersoll-Rand plc (the “Company”) has assumed all the rights and obligations of Ingersoll-Rand Company Limited under the Ingersoll-Rand Incentive Stock Plan of 2007 (the “Plan”). The Plan was established by the Board of Directors of Ingersoll-Rand Company Limited for the benefit of certain employees and directors of the Company and its affiliated companies, including its French affiliates of which the Company holds directly or indirectly at least 10% of the share capital and its French branches (collectively, the “French Entities”).

Sections 4 and 14 of the Plan specifically authorize the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Committee”) to administer the Plan and to establish rules relating to the Plan that the Committee deems necessary or desirable for the administration of the Plan and to amend the terms of the Plan with respect to Participants who reside or work outside the United States of America (including Participants in France) in order to conform such terms to obtain more favorable tax treatment or other treatment for a Participant, the Company or an affiliate of the Company. The Committee has determined that it is desirable to establish a subplan for the purposes of permitting stock options to qualify for favorable tax and social security treatment in France. The Committee, therefore, intends to establish a subplan of the Plan for the purpose of granting stock options which qualify for the favorable tax and social security treatment in France applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended (“French-qualified Options”), to qualifying Participants who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).

Effective July 1, 2009, the terms of the Plan, as set out in Appendix 1 hereto, shall, subject to the limitations in the following rules, constitute the Ingersoll-Rand plc Incentive Stock Plan for the Grant of Options to Participants in France (the “French Options Plan”). Under the French Options Plan, the qualifying French Participants will be granted only Options as defined under Section 2(q) of the Plan and under Section 2 (a) of this French Options Plan.

Further, as provided in Section 2 of the Plan, the Committee has delegated to the Company’s Senior Vice President – Human Resources (the “Committee’s Delegate”) authority to take appropriate action to implement the French Options Plan, including, without limitation, signing the French Options Plan, and to set forth the terms of any French-qualified Options in a stock option award agreement in keeping with the terms of the French Options Plan.

2.	Definitions.

Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this French Options Plan. The terms set out below will have the following meanings:

(a)	Closed Period.

The term “Closed Period” as defined under Section L. 225-177 of the French Commercial Code means:

(i) ten (10) quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company;

(ii) the period as from the date the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation price of the Shares, until ten (10) quotation days after the day such information is disclosed to the public; or

(iii) any period of twenty (20) quotation days after the date on which Shares start trading ex-dividend or ex-rights.

(b)	Disability.

The term “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

(c)	Effective Grant Date.

The term “Effective Grant Date” shall be the date on which the French-qualified Options are effectively granted (i.e., the date on which the condition precedent of the expiration of a Closed Period applicable to the French-qualified Options, if any, is satisfied, which is the first day after any Closed Period). Such condition precedent shall be satisfied when the Committee or other authorized corporate body shall determine that the granting of French-qualified Options is no longer prevented by a Closed Period. If the Grant Date does not occur within a Closed Period, the “Effective Grant Date” shall be the same as the “Grant Date” without any need for action by the Committee.

(d)	Forced Retirement.

The term “Forced Retirement” shall mean forced retirement as determined under Section L. 1237-5 of the French Labor Code, as amended, and subject to the fulfillment of related conditions.

(e)	Grant Date.

The term “Grant Date” shall be the date on which the Committee both (i) designates the French Participants, and (ii) specifies the terms and conditions of the French-qualified Options, including the number of Shares subject to the Options, the vesting conditions and any restrictions of the transferability of the Shares subject to the Options.

(f)	Option.

The term “Option” shall include both:

(i) purchase stock options (rights to acquire Shares repurchased by the Company prior to the date on which the Option becomes exercisable); and

(ii) subscription stock options (rights to subscribe for newly issued Shares).

3.	Eligibility to Participate.

(a) Subject to Section 3(c) below, any individual who, on the Grant Date, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Entity or who is a corporate officer of a French Entity, shall be eligible to receive, at the discretion of the Committee, Options under this French Options Plan, provided that he or she also satisfies the eligibility conditions of the Plan.

(b) Options may not be issued under the French Options Plan to employees or corporate officers owning more than ten percent (10%) of the Company’s capital shares or to individuals other than employees and corporate officers of a French Entity, as set forth in this Section 3.

(c) Options may not be issued to corporate officers of a French Entity, other than the managing corporate officers (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is employed under the terms of an employment contract (“contrat de travail”) by a French Entity, as defined by French law and in accordance with applicable French rules.

4.	Closed Period.

Options may not be granted during a Closed Period as set forth in Section L. 225-177 of the French Commercial Code, as amended, to the extent such Closed Periods are applicable to Options granted by the Company.

5.	Conditions of the Options.

(a) The Option Price and number of Shares subject to the Options shall not be modified after the Effective Grant Date, except as provided in Section 9 of this French Options Plan, or as otherwise authorized by French law. Any other modification permitted under the Plan may result in the Options no longer qualifying as French-qualified Options.

(b) The Options will vest and become exercisable pursuant to the terms and conditions set forth in the Plan, this French Options Plan and the stock option award agreement delivered to each French Participant.

(c) The Option Price for Options granted under this French Options Plan shall be fixed by the Committee on the Grant Date. In no event shall the Option Price be less than the greatest of the following:

(i)	with respect to purchase stock options: the higher of either 80% of the average of the quotation price of the Shares during the twenty (20) days of quotation immediately preceding the Effective Grant Date or 80% of the average of the purchase price paid for such Shares by the Company;

(ii)	with respect to subscription stock options: 80% of the average of the quotation price of the Shares during the twenty (20) days of quotation immediately preceding the Effective Grant Date; and

(iii)	the minimum Option Price permitted under the Plan.

6.	Exercise of the Options.

(a) At the time the French-qualified Options are granted, the Committee shall fix the period within which the French-qualified Options vest and may be exercised and shall determine any conditions that must be satisfied before the French-qualified Options may be exercised. Specifically, the Committee may provide for a holding period measured from the Effective Grant Date for the vesting or exercise of the French-qualified Options or for the sale of Shares acquired pursuant to the exercise of the French-qualified Options, designed to obtain the favorable tax and social security treatment pursuant to Section 163 bis C of the French Tax Code, as amended, or any section of a French code providing for a favorable tax and/or social security regime. Such period for the vesting or exercise of the French-qualified Options or holding period before the sale of Shares shall be set forth in the applicable stock option award agreement. The holding period of the Shares shall not exceed three (3) years as from the effective exercise date of the French-qualified Options or such other period as may be required to comply with French law.

(b) Upon exercise of the French-qualified Options, the full Option Price and any required withholding tax and/or social security contributions shall be paid by the French Participants as set forth in the applicable stock option award agreement. Under a cashless exercise program, the French Participants may give irrevocable instructions to a licensed securities broker acceptable to the Company to properly deliver the Option Price to the Company. No delivery, surrendering or attesting to the ownership of previously owned Shares having a Fair Market Value on the date of delivery equal to the aggregate Option Price of the Shares may be used to pay the Option Price.

(c) If a French Participant dies, his or her French-qualified Options shall thereafter be immediately vested and exercisable in full under the conditions set forth in Section 7 of this French Options Plan.

(d) If a French Participant is terminated or ceases to be employed by the Company or any Affiliate, his or her French-qualified Options will be exercisable according to the provisions of the applicable stock option award agreement.

(e) If a French Participant is terminated or ceases to be employed by the Company or any Affiliate by reason of Disability (as defined in this French Options Plan), his or her French-qualified Options may benefit from the favorable tax and social security treatment of French-qualified Options, even if the date of sale of the Shares subject to the Options occurs prior to the expiration of the minimum holding period of the Shares, as provided for by Section 163 bis C of the French Tax Code, as amended.

(f) If a French Participant ceases to be employed by the Company or any Affiliate by reason of his or her Forced Retirement (as defined in this French Options Plan) or dismissal as defined by Section 91-ter of Exhibit II to the French Tax Code, as amended, and as construed by the French tax circulars and subject to the fulfillment of related conditions, his or her French-qualified Options may benefit from the favorable tax and social security treatment of French-qualified Options, irrespective of the date of sale of the Shares, provided the exercise of the Options was authorized under the applicable stock option award agreement and the Options are exercised at least three (3) months prior to the effective date of the Forced Retirement or at least three (3) months prior to the date of the effective date of dismissal (i.e., the date of the sending of the letter of dismissal to the French Participant, as defined by French law and as construed by French tax and social security guidelines and the French Labor Courts).

(g) Upon exercise of the Options, the French Participant will receive the number of Shares for which the Options are being exercised and the Committee will not settle the Options by any other method, notwithstanding any provision in Section 6 (c) of the Plan to the contrary. The Shares acquired upon exercise of the Options shall be recorded in an account in the name of the French Participant with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law and holding periods.

(h) To the extent and as long as applicable to French-qualified Options granted by the Company, a specific holding period or a restriction on exercise of the Options shall be imposed and described in the applicable stock option award agreement for any French Participant who qualifies as a managing corporate officer under French law (“mandataires sociaux”), as defined in Section 3(c) above.

7.	Death.

In the event of the death of a French Participant while he or she is actively employed, all French-qualified Options shall become immediately vested and exercisable and may be exercised in full by the French Participant’s heirs for the six (6) month period following the date of the French Participant’s death. In the event of the death of a French Participant after termination of active employment, the treatment of the French-qualified Options shall be as set forth in the stock option award agreement. Any French-qualified Options that remain unexercised shall expire six (6) months following the date of the French Participant’s death. The six (6) month exercise period will apply without regard to the term of the Options as described in Section 11 of this French Options Plan.

8.	Non-transferability of the Options.

Except in the case of death, the Options cannot be transferred or surrendered to any third party. In addition, the Options are only exercisable by the French Participant during his or her lifetime, subject to Sections 6(c) and 7 above.

9.	Adjustments Upon Changes in Capitalization and Change in Control.

Adjustments to the French-qualified Options and/or the underlying Shares shall be made to preclude the dilution or enlargement of benefits under the Options in the event of certain transactions by the Company as set forth in Section L. 225-181 of the French Commercial Code, as amended, and in case of a repurchase of Shares by the Company at a price higher than the stock quotation price on the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees.

In the event of a change in the outstanding shares or a Change in Control as set forth in Section 9 of the Plan, adjustments to the terms and conditions of the French-qualified Options and/or the underlying Shares may be made only in accordance with the Plan and pursuant to applicable French legal and tax rules.

Nevertheless, the Committee may, in its sole discretion, determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Options may no longer qualify as French-qualified Options.

Assumption of the French-qualified Options in the case of a Change in Control, as well as an acceleration of the vesting and exercisability of the French-qualified Options or any other mechanism implemented upon such Change in Control, or in any other event, to compensate the Participants, may result in the Options no longer being eligible for the favorable French tax and social security regime.

10.	Disqualification of the Options.

If the Options or underlying Shares are modified or adjusted in a manner in keeping with the terms of the Plan or as mandated as a matter of law or by decision of the Company’s shareholders or the Board or the Committee, and the modification or adjustment is contrary to the terms and conditions of this French Options Plan, the Options may no longer qualify for favorable tax and social security treatment in France.

If the Options no longer qualify as French-qualified Options, the Committee may, provided it is authorized to do so under the Plan, and in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the Options or to the sale of the Shares underlying the Options, which may have been imposed under this French Options Plan or in the applicable stock option award agreement in order to achieve the favorable tax and social security treatment applicable to French-qualified Options.

11.	Term of the Options.

Options granted pursuant to this French Options Plan shall expire no later than nine-and-a-half (9 1/2) years after the Grant Date, unless otherwise specified in the applicable stock option award agreement. The Option term will be extended only in the event of the death of a French Participant, but in no event will any Options be exercisable beyond six (6) months following the date of death of the French Participant.

12.	Interpretation.

It is intended that Options granted under this French Options Plan shall qualify for the favorable tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and the French tax administration, but no undertaking is made to maintain such status.

The terms of this French Options Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations.

In the event of any conflict between the provisions of this French Options Plan and the Plan, the provisions of this French Options Plan shall control for any grants of Option made thereunder to French Participants.

13.	Employment Rights.

The adoption of this French Options Plan shall not confer upon the French Participants or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

14.	Amendments.

Subject to the terms of the Plan, the Committee or the Committee’s Delegate reserves the right to amend or terminate this French Options Plan at any time in accordance with applicable French law.

15.	Effective Date.

The amended and restated French Options Plan is effective as of its date of adoption, i.e., as of July 1, 2009. The French Options Plan is hereby adopted as of July 1, 2009.

By:	/s/ Marcia Avedon
Marcia Avedon
Senior Vice President - Human Resources

Appendix 1

INGERSOLL-RAND PLC

INCENTIVE STOCK PLAN OF 2007

(Amended and Restated as of July 1, 2009)

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors and to motivate such employees and directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: With respect to the Company, any Person or entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other Person or entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	Associate: With respect to a specified Person, means (i) any corporation, partnership, or other organization of which such specified Person is an officer or partner; (ii) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such specified Person, or who is a director or officer of the Company or any of its Subsidiaries; and (iv) any Person who is a director, officer, or partner of such specified Person or of any corporation (other than the Company or any wholly-owned Subsidiary), partnership or other entity which is an Affiliate of such specified person.

(d)	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(e)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto) provided, however, that any individual, corporation, partnership, group, association or other Person or entity which has the right to acquire any of the Company’s outstanding securities entitled to vote generally in election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.

(f)	Board: The Board of Directors of the Company.

(g)	Change in Control: The date (i) any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Ingersoll-Rand Company, a New Jersey corporation), is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company’s Voting Securities; (ii) the Continuing Directors fail to constitute a majority of the members of the Board; (iii) of consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an Affiliate; (iv) of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any Person or entity where the Company owns, directly or indirectly, at least 80% of the combined voting power of the Voting Securities of such Person or entity or its parent corporation after any such transfer; or (v) any other event that the Continuing Directors determine to be a Change in Control; provided, however, that in the case of a transaction described in (i), (iii) or (v), above, there shall not be a Change in Control if the shareholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into Voting Securities of the surviving entity or parent entity) more than 50% of the combined voting power of the Voting Securities of the Company, the surviving entity or any parent of either immediately following such transaction, in substantially the same proportion to each other as prior to such transaction.

(h)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)	Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(j)	Company: Ingersoll-Rand Company Limited, a Bermuda company and any successor thereto. Effective July 1, 2009 “Company” shall mean Ingersoll-Rand plc, an Irish company and any successor thereto.

(k)

Continuing Directors: A director who either was a member of the Board on December 1, 2006 or who became a member of the Board subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such person is named as nominee for director, without due objection to such nomination, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

(l)	Duly Approved by the Continuing Directors: An action approved by the vote of at least two-thirds of the Continuing Directors then on the Board.

(m)	Effective Date: June 1, 2007.

(n)	Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the average between the high and low price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted)(the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(o)	Full Value Awards: Awards of Shares under the Plan (including any future grants of restricted stock or phantom stock) that are not awards of Options or Stock Appreciation Rights.

(p)	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(q)	Option: A stock option granted pursuant to Section 6 of the Plan.

(r)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(s)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(t)	Participant: An employee or director who is selected by the Committee to participate in the Plan.

(u)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(v)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto), including any Affiliate or Associate of the Company.

(w)	Plan: The Ingersoll-Rand plc Incentive Stock Plan of 2007, as from time to time amended and then in effect.

(x)	Shares: Class A common shares of the Company. Effective July 1, 2009 “Shares” shall mean ordinary shares of the Company.

(y)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(z)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(aa)	Voting Securities: The outstanding securities entitled to vote generally in election of directors.

3.	Shares Subject to the Plan

Subject to Section 9, the total number of Shares which may be issued under the Plan is 27,000,000 and the maximum number of Shares for which ISOs may be granted is 20% of the total number of Shares which may be issued under the Plan. For Awards granted prior to June 3, 2009, not more than 25% shall be in the form of Full Value Awards. With respect to Awards granted on or after June 3, 2009, to the extent any Shares are granted as Full Value Awards, each such Share shall count as 2.05 Shares for purposes of the overall limit on Shares available for further grants under the Plan. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The actual issuance of Shares upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the number of Shares available for grant under the Plan (i) in the case of Awards granted on or after June 3, 2009, with a reduction of 2.05 Shares for every Share previously granted as a Full Value Award and a reduction of one Share for every Share previously granted as an Award of Options or Stock Appreciation Rights and (ii) in the case of Awards granted prior to June 3, 2009, with a reduction of one Share for every Share previously granted as an Award. In the event all or any portion of an Award is terminated or lapses without the payment of consideration, the number of Shares not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. In the event that Shares are retained or are otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Full Value Awards (i.e. Awards other than Stock Options or Stock Appreciation Rights), the number of Shares so retained or not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. Shares subject to an Award under the Plan may not be available again for issuance under the Plan if such Shares are retained or otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Stock Options or Stock Appreciation Rights.

4.	Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of The New York Stock Exchange’s listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto).

Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, however, that such delegation and grants are consistent with applicable law and guidelines established by the Committee from time to time. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company and/or any of its Affiliates combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. The Committee shall not be required to issue any Award under the Plan until such obligations described in the previous sentence have been satisfied in full. In no event shall the Committee cancel any outstanding Option or Stock Appreciation Right for the purpose of reissuing such Option or Stock Appreciation Right to the Participant at a lower exercise price nor shall the Committee reduce the exercise price of an outstanding Option or Stock Appreciation Right.

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for United States federal income tax purposes, as evidenced by the related Award letters, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than as described in Section 4).

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award letter, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company or its designee or administrative agent in the form and manner satisfactory to the Company and, if applicable, the date payment is received by the Company or its designee or administrative agent in accordance with the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check) or (ii) if there is a public market for the Shares underlying the Options at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award letter expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Rights with Respect to Shares. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

7.	Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may only be granted at the time the related Option is granted, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award letter).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a number of Shares equal to (1) an amount that is (i) the excess of (A) the opening price of the Shares (as reported on the Composite Tape of the principal national securities exchange on which such shares are listed or admitted to trading) on the exercise date of one Share (the “Opening Price”) over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right, divided by (2) the Opening Price. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore a number of Shares equal to (1) an amount that is (i) the excess of (A) the Opening Price over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered, divided by (2) the Opening Price. Payment shall be made in Shares. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company or its designee or administrative agent of written notice of exercise in the form and manner satisfactory to the Company stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions regarding the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8.	Other Stock-Based Awards

(a)	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares (including (i) Awards of Shares in lieu of any incentive or variable compensation to which a Participant is entitled to from the Company or its Subsidiaries and (ii) Awards of Shares granted to non-employee directors as all or a part of their retainer or other fees for services), Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)

Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards, Options and Stock Appreciation Rights granted under this Section 8 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on invested capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins or revenue; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) available cash flow; (xvii) working capital; (xviii) return on assets; (xix) total shareholder return, (xx) productivity ratios, and (xxi) economic value added. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are Options or Stock Appreciation Rights, 750,000 Shares and (y) with respect to Performance-Based Awards that are not Options or Stock Appreciation Rights, $10,000,000 on the date of the award. No Performance-Based Awards will be paid for a performance period until certification is made by the Committee that the criteria described in this Section 8(b) has been attained. The amount of the Performance-Based Award actually paid to a given Participant may be less than (but not greater than) the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award.

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary (except for Section 17), the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 17), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any stock appreciation right and/or (v) any other affected terms of such Awards. In the event of any change in the outstanding Shares after the Effective Date by reason of any stock split (forward or reverse) or any stock dividend, all adjustments described in the preceding sentence shall occur automatically in accordance with the ratio of the stock split or stock dividend, unless otherwise determined by the Committee.

(b)	Change in Control. The provisions of this Section 9(b) shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award letter.

(i) All outstanding Options and Stock Appreciation Rights shall become immediately vested and exercisable;

(ii) All Other Stock-Based Awards shall become immediately vested and payable; and

(iii) The performance period applicable to Performance-Based Awards shall lapse and the performance goals associated with such awards shall be deemed to have been met at their target level.

Notwithstanding the foregoing, the Committee may (subject to Section 17), in its sole discretion, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change in Control, such Options and Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or to Participants).

14.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws.

16.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

17.	Section 409A

Notwithstanding other provisions of the Plan or any Award letter thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award letter, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement to be executed by its duly authorized representative as of July 1, 2009.

INGERSOLL-RAND PLC

By:	/s/ Barbara A. Santoro
Barbara A. Santoro Vice President & Secretary